Filed Pursuant to Rule 424(b)(4)
Registration No. 333-115247

PROSPECTUS SUPPLEMENT

To Prospectus dated June 2, 2004
and supplemented by the
Prospectus Supplements,
dated June 8, 2004, June 15, 2004, June 17, 2004, June 21, 2004 and July 12, 2004

of

FINDWHAT.COM

Thomas Schmitter (“Mr. Schmitter”) sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

•	13,800 shares on June 28, 2004 at an average price of $23.02 per share.

This sale was effected by UBS Financial Services Inc. (“UBS”), as agent. UBS received a commission of $483.00 in connection with the sales. Immediately following this sale, Mr. Schmitter beneficially owned 19,551 shares of our common stock.

On August 2, 2004, the closing price per share of our common stock on the Nasdaq National Market was $16.35.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 3, 2004.